Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Entegris, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Entegris, Inc. and Versum Materials, Inc., which is part of the Registration Statement, of our opinion dated January 27, 2019 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Entegris’ Financial Advisor,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Entegris Board of Directors; Entegris’ Reasons for the Merger,” “The Merger—Opinion of Entegris’ Financial Advisor,” “The Merger—Entegris Unaudited Financial Projections” and “The Merger—Versum Unaudited Financial Projections” and “The Merger Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:    /s/ Wally Cheng

Name: Wally Cheng

Title: Managing Director

New York, New York

February 27, 2019